EXHIBIT 10.2

March __, 2015
Paul Boynton
Chief Executive Officer
Rayonier Advanced Materials Inc.
1301 Riverplace Blvd.
Jacksonville, FL 32207
Dear Paul:
Reference is made to the stock-settled retention award described in a letter to you dated May 28, 2014 (the “Original Agreement”), approved by the Rayonier Inc. Board of Directors as an incentive in connection with the spin-off and your efforts in your capacity as Chief Executive Officer of Rayonier Advanced Materials Inc. (“RYAM”) to enhancing RYAM shareholder value. Terms not defined herein have the meaning set forth in the Original Agreement.

The Board of Directors of RYAM has determined that it is in the best interest of RYAM to convert the stock-settled retention award into a cash award as provided in this letter agreement. As a result, the Original Agreement is hereby amended to provide that the $4 million retention award provided for thereunder will be payable, subject to satisfaction of the Employment Condition, solely in cash, and such amount, when paid, will be credited with interest at a fixed rate of 3.25%, which was based on the March 21, 2015, WSJ Prime Interest Rate. The cash retention award will be paid to you within ten business days of satisfaction of the Employment Condition. For the avoidance of doubt, you will have no right to Dividend Equivalents or related notional interest upon vesting.

Except as expressly amended in this letter agreement, the Original Agreement will remain in full force and effect. The Original Agreement, as amended hereby, constitutes the entire agreement between the parties with respect to the cash retention award and no other agreement, oral or otherwise, shall be binding upon the parties unless it is in writing and signed by the party against whom enforcement is sought.

* * * *
Please indicate your understanding and agreement with the above by signing this document and returning it to my attention.

EXHIBIT 10.2

By:
Name:	Jay Posze
Title:	SVP, Human Resources
Rayonier Advanced Materials Inc.

ACCEPTED AND AGREED:

Paul Boynton
Date: